Exhibit 10.3

AMENDMENT NO. 1 TO THE

VIACOM INC.

2011 RSU PLAN FOR OUTSIDE DIRECTORS

Effective as of January 17, 2013, the Plan shall be amended as follows:

1.	Section 2.1(a) is amended by inserting the language underscored below:

Section 2.1 Grants of Restricted Share Units.

(a)     On January 31st of 2011 and each subsequent year until the Plan terminates in accordance with the terms hereof, each Outside Director shall automatically be granted a number of Director RSUs determined by dividing (i) $70,000 ($150,000 effective as of January 17, 2013) by (ii) the Fair Market Value of one share of Class B Common Stock on the date of grant (an “Annual RSU Grant”). If the date of grant is not a business day on which the Fair Market Value can be determined, then the Fair Market Value shall be determined as of the last business day preceding the relevant date of grant on which the Fair Market Value can be determined. The terms and conditions of the Director RSUs shall be set forth in an Agreement which shall be delivered to the Participants reasonably promptly following the relevant date of grant of such Director RSUs.